EXHIBIT 23.2

                      [Letterhead of KPMG Peat Marwick LLP]

                          Independent Auditors' Consent


The Board of Directors and Shareholders
The Money Store Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of The Money Store Inc. 1997 Stock Incentive Plan of our report dated February 12, 1997, relating to the consolidated statements of financial condition of The Money Store Inc. and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of The Money Store Inc.

/s/ KPMG PEAT MARWICK LLP
KPMG Peat Marwick LLP

Sacramento, California
November 28, 1997